Exhibit 99.1

OnDeck Reports Second Quarter 2016 Financial Results

Achieves Record Loans Under Management, Originations and Gross Revenue
NEW YORK, August 8, 2016 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced second quarter 2016 financial results highlighted by strong credit performance and record levels of Loans Under Management, Originations and gross revenue. For the three months ended June 30, 2016, OnDeck increased Loans Under Management by 47% year-over-year to $1 billion, grew Originations 41% to $590 million, and increased gross revenue by 10% to $69.5 million.

"Our leadership position and diversified funding model enabled us to produce solid results this quarter," said Noah Breslow, OnDeck's chief executive officer. “Although financial comparisons continue to be affected by our planned reduction in Marketplace sales and its resulting accounting impacts, we believe that retaining a greater percentage of loans on our balance sheet is the right decision for the long-term economics of the business. To that end, our Unpaid Principal Balance grew 57% year-over-year, which will drive future gross revenue."

Mr. Breslow continued, "In addition, we are encouraged by credit performance trends across OnDeck's portfolio, which continued to be strong, demonstrated by both sequential and year-over-year improvements in our 15+ Day Delinquency Ratio. We will continue to prioritize responsible growth of Loans Under Management as we progress through the remainder of the year."

Financial Highlights

•	Gross revenue was $69.5 million for the quarter, up 10% from the prior year period.

•	Net revenue was $28.9 million for the quarter, down 33% from the prior year period.

•	GAAP net loss attributable to OnDeck common stockholders was $17.9 million for the quarter, compared to net income of $5.0 million in the prior year period.

•	Adjusted EBITDA* was a loss of $12.4 million for the quarter, compared to positive $8.7 million in the prior year period.

•	Adjusted Net Loss* was $14.0 million for the quarter, compared to Adjusted Net Income* of $7.3 million in the prior year period.

Key Business Highlights

•
Origination volume increased to a record $590 million for the quarter, reflecting 41% growth over the prior year. Lifetime Originations also reached a new milestone of over $5 billion during the second quarter.

•	Loans Under Management reached $1 billion, up 47% from the prior year period.

•	Unpaid Principal Balance grew to $790 million, up 57% from the prior year period.

"Overall, OnDeck's performance during the second quarter demonstrated our ability to grow our business responsibly while improving operating efficiencies. Our loan book grew at a healthy pace while our Adjusted Expense Ratio also declined,” said Howard Katzenberg, OnDeck's chief financial officer. "We remain confident in the strong financial foundation we've built at OnDeck, which is powered by our sophisticated OnDeck Score, proprietary small business database, and diversified funding model. We believe these competitive advantages uniquely position OnDeck to build shareholder value over time."

Review of Financial Results for the Second Quarter of 2016
Loans Under Management increased to $1 billion, up 47% from the comparable prior year period, driven primarily by 41% growth in originations. Originations were $590 million during the second quarter of 2016 and reflected strength in the company's Direct and Strategic Partner channels, which collectively increased 45% over the prior year period.

Gross revenue increased to $69.5 million during the second quarter of 2016, up 10% from the comparable prior year period. The increase in gross revenue was primarily driven by higher interest income, partially offset by lower gain on sale revenue. Interest income increased to $63.9 million during the quarter, up 27%, and primarily reflected the growth of average loans, which increased 37%. The Effective Interest Yield for the second quarter of 2016 was 33.3%, down from 35.9% in the comparable prior year period, reflecting the continued mix shift to lower cost distribution channels, an increase in average term loan length over the period, and OnDeck’s lower pricing and origination fees for repeat loan customers.

Gain on sale was $2.8 million during the second quarter of 2016, down 76% from the comparable prior year period. The decline in gain on sale primarily reflected a lower Gain on Sale Rate during the quarter and the reduction of loans sold through OnDeck Marketplace. OnDeck sold $79.3 million1 of loans sold through OnDeck Marketplace at a 3.5% Gain on Sale Rate during the second quarter of 2016, compared to $149.7 million of loans through Marketplace at a 7.8% Gain on Sale rate in the second quarter of 2015. Loans sold or designated as held for sale through OnDeck Marketplace represented 15.6% of term loan originations in the second quarter of 2016 compared to 32.8% of term loan originations in the comparable prior year period.

Net revenue was $28.9 million during the second quarter of 2016, down 33% from the comparable prior year period. The decline in net revenue primarily reflected the reduction of Marketplace sales in the second quarter, which led to lower gain on sale revenue, higher provision expense and higher funding costs for the period. Net revenue margin decreased to 41.5% during the second quarter of 2016 from 67.9% in the prior year period, reflecting the decline in net revenue.

Provision for loan losses during the second quarter of 2016 increased to $32.3 million, up from $15.5 million in the comparable prior year period. The increase in provision expense primarily reflected the 74% increase in originations of loans designated as held for investment in connection with the planned reduction of Marketplace sales during the second quarter of 2016. The Provision Rate in the second quarter of 2016 was 6.3% compared to 5.3% in the comparable prior year period. The prior period's Provision Rate benefited from a release of loan loss reserves related to the sale of loans that had previously been designated as loans held for investment. Overall, credit performance in the second quarter of 2016 was strong, with the 15+ Day Delinquency Ratio decreasing to 5.3% from 8.0% in the prior year period and from 5.7% sequentially.

The Cost of Funds Rate during the second quarter of 2016 increased to 6.7% of Average Funding Debt Outstanding, up from 5.2% in the comparable prior year period. The increase primarily reflected the acceleration of $1.6 million of deferred debt issuance costs due to the early voluntary prepayment in full of our prior securitization issuance.

Operating expenses were $47.5 million during the second quarter of 2016, up 24% over the comparable prior year period as OnDeck continued investing in our technology and analytics capabilities and incurred expenses related to supporting OnDeck's overall growth.

OnDeck had GAAP net loss attributable to On Deck Capital, Inc. common stockholders of $17.9 million, or $0.25 per basic and diluted share, for the quarter which compares to GAAP net income attributable to On Deck Capital, Inc. common stockholders of $5.0 million, or $0.07 per basic and diluted share, in the comparable prior year period.

Adjusted EBITDA was a loss of $12.4 million for the quarter, versus positive $8.7 million in the comparable prior year period.

Adjusted Net Loss was $14.0 million, or $0.20 per basic and per diluted share for the quarter versus income of $7.3 million, or $0.11 per basic share and $0.10 per diluted share, in the comparable prior year period.

Unpaid Principal Balance, or "UPB", was $790 million at the end of the second quarter, up 57% over the prior year period. The increase primarily reflected OnDeck's decision to retain more loans on balance sheet in connection with reducing Marketplace loan sales in the quarter.

Total Funding Debt at the end of the second quarter of 2016 was $554 million, up 52% over the prior year period. The increase in total funding debt reflected the growth of Unpaid Principal Balance during the period. OnDeck continues to actively explore opportunities to further strengthen its financial flexibility, including upsizing existing debt facilities, adding new debt facilities, entering into additional securitizations, increasing Marketplace sales, and increasing its corporate line of credit.  While no assurance can be given, OnDeck expects that it will continue to be able to obtain sufficient financing to maintain its current level and planned growth of originations.

At the end of the second quarter of 2016, cash and cash equivalents were $78 million, down from $160 million at December 31, 2015. The decrease in cash and cash equivalents primarily reflected the company's increased funding of loans on balance sheet.

Guidance for Third Quarter and Full Year 2016
OnDeck provided the following guidance for the three months ending September 30, 2016 and full year ending December 31, 2016.

Third Quarter 2016

•	Gross revenue between $73 million and $76 million.

•	Adjusted EBITDA between a loss of $9 million and a loss of $11 million.

Full Year 2016

•	Gross revenue between $280 million and $290 million.

•	Adjusted EBITDA between a loss of $35 million and a loss of $43 million.

We have not reconciled our Adjusted EBITDA outlook for the third quarter and full year 2016 to a net income (loss) outlook because we do not provide guidance for stock-based compensation, which is a necessary reconciling item between those non-GAAP and GAAP measures. Because of the significant volatility in our operating model (timing of equity grants, hiring of new employees, employee turnover and revisions to forfeiture rates), we are unable to forecast future stock-based compensation grants under our option and restricted stock unit plan with any reasonable accuracy. The value of compensation expense under our Employee Stock Purchase Plan, which are elements of our total ongoing share-based compensation expenses, are determined using a complex formula that incorporates factors, such as market volatility and forfeiture rates, that are beyond our control. Because of this variability, we cannot reasonably estimate future stock-based compensation expense, and we expect the variability of the above charges to have a significant, and potentially unpredictable, impact on our future U.S. GAAP financial results.

Conference Call
OnDeck will host a conference call to discuss second quarter 2016 financial results on August 8, 2016 at 5:00 PM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (877) 201-0168 for calls within the U.S., or by dialing (647) 788-4901 for international calls. The conference ID is 43189502. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street’s growth through advanced lending technology and a constant dedication to customer service. OnDeck’s proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry’s widest range of term loans and lines of credit. To date, the company has deployed over $5 billion to more than 50,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website BusinessLoans.com. For more information, please visit www.ondeck.com.

*About Non-GAAP Financial Measures
This press release and its attachments include Adjusted EBITDA, Adjusted Net Income (Loss), Net Interest Margin After Losses, Adjusted Expense Ratio and Adjusted Operating Yield which exclude stock-based compensation and which are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” “enables,” “expects,” “allows,” “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue and Adjusted EBITDA for the third quarter and full year 2016. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply for, are approved for and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, net profit or net margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability; our liquidity and working capital requirements, including the availability and pricing of debt facilities, securitizations and Marketplace sales to fund our existing operations and planned growth, and the consequences of mismatches in the timing or amounts of resources available to fund additional loans or draws on lines of credit; the effect on our business of originating loans without third-party funding sources; the impact of increased utilization of cash to fund originations; and the effect on our business of utilizing cash for voluntary loan purchases from third parties; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; our continuing efforts to implement certain additional compliance measures related to our funding advisor channel and their potential impact; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of increased competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion in existing or new international markets, and our ability to effectively manage that growth and our expenses; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding, including the availability and pricing of possible warehouse financing and securitization and OnDeck Marketplace transactions; our failure to anticipate or adapt to future changes in our industry; our ability to hire and retain necessary qualified employees to expand our operations; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Kathryn Harmon Miller
646.558.7860
kmiller@ondeck.com

Media Contact:
Miranda Eifler
917.677.7112
meifler@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$78,063	$159,822
Restricted cash	39,816	38,463
Loans held for investment	804,398	552,742
Less: Allowance for loan losses	(73,849)	(53,311)
Loans held for investment, net	730,549	499,431
Loans held for sale	3,837	706
Property, equipment and software, net	30,428	26,187
Other assets	19,026	20,416
Total assets	$901,719	$745,025
Liabilities and equity
Liabilities:
Accounts payable	$3,876	$2,701
Interest payable	1,129	757
Funding debt	553,923	375,890
Corporate debt	2,698	2,695
Accrued expenses and other liabilities	32,364	33,560
Total liabilities	593,990	415,603
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 73,965,278 and 73,107,848 shares issued and 70,888,229 and 70,060,208 outstanding at June 30, 2016 and December 31, 2015, respectively	370	366
Treasury stock—at cost	(6,096)	(5,843)
Additional paid-in capital	467,223	457,003
Accumulated deficit	(158,816)	(128,341)
Accumulated other comprehensive loss	(265)	(372)
Total On Deck Capital, Inc. stockholders' equity	302,416	322,813
Noncontrolling interest	5,313	6,609
Total equity	307,729	329,422
Total liabilities and equity	$901,719	$745,025

On Deck Capital, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015
Revenue:
Interest income	$63,886	$50,248	$117,365	$98,947
Gain on sales of loans	2,813	11,710	9,924	18,389
Other revenue	2,803	1,354	4,828	2,434
Gross revenue	69,502	63,312	132,117	119,770
Cost of revenue:
Provision for loan losses	32,271	15,526	57,708	38,626
Funding costs	8,374	4,771	14,096	9,816
Total cost of revenue	40,645	20,297	71,804	48,442
Net revenue	28,857	43,015	60,313	71,328
Operating expense:
Sales and marketing	16,757	14,981	33,305	27,656
Technology and analytics	13,757	10,206	27,844	18,794
Processing and servicing	4,865	3,015	9,080	5,717
General and administrative	12,149	9,991	21,858	19,576
Total operating expense	47,528	38,193	92,087	71,743
Income (loss) from operations	(18,671)	4,822	(31,774)	(415)
Other expense:
Interest expense	(37)	(74)	(75)	(180)
Total other expense	(37)	(74)	(75)	(180)
Income (loss) before provision for income taxes	(18,708)	4,748	(31,849)	(595)
Provision for income taxes	—	—	—	—
Net income (loss)	(18,708)	4,748	(31,849)	(595)
Net loss attributable to noncontrolling interests	813	232	1,381	232
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$(17,895)	$4,980	$(30,468)	$(363)
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$(0.25)	$0.07	$(0.43)	$(0.01)
Diluted	$(0.25)	$0.07	$(0.43)	$(0.01)
Weighted-average common shares outstanding:
Basic	70,712,142	69,479,737	70,588,784	69,366,278
Diluted	70,712,142	75,680,290	70,588,784	69,366,278

Supplemental Information

Key Performance Metrics

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015
Originations[2]	$589,686	$419,042	$1,159,349	$835,019
Unpaid Principal Balance[3]	$790,421	$503,388	$790,421	$503,388
Average Loans[4]	$754,607	$550,451	$696,141	$540,101
Average Interest Earning Assets[5]	$741,226	$537,819	$683,907	$526,971
Loans Under Management[6]	$1,053,413	$718,678	$1,053,413	$718,678
Average Loans Under Management[7]	$1,020,752	$692,490	$980,076	$657,722
Effective Interest Yield[8]	33.3%	35.9%	33.7%	36.9%
Marketplace Gain on Sale Rate[9]	3.5%	7.8%	4.9%	7.5%
Average Funding Debt Outstanding[10]	$501,438	$363,853	$459,610	$372,001
Cost of Funds Rate[11]	6.7%	5.2%	6.1%	5.3%
Provision Rate[12]	6.3%	5.3%	6.1%	6.6%
Reserve Ratio[13]	9.3%	10.5%	9.3%	10.5%
15+ Day Delinquency Ratio[14]	5.3%	8.0%	5.3%	8.0%

Marketplace Gain on Sale Rate[9]	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Gain on sales of loans(a)	$2,813	$11,710	$9,924	$18,389
Carrying value of loans sold	$79,323	$149,726	$203,053	$244,615
Marketplace Gain on Sale Rate(a)	3.5%	7.8%	4.9%	7.5%
(a) Three months and six ended June 30, 2016 include amounts resulting from transfers of financial assets as shown in the following table.

Activity in Servicing Rights	Three Months Ended June 30, 2016		Six Months Ended June 30, 2016
Fair value at the beginning of period	$2,647		$3,489
Addition:
Servicing resulting from transfers of financial assets	626		1,574
Changes in fair value:
Changes in fair value(b)	(1,284)		(3,074)
Fair value at the end of period	$1,989		$1,989
(b) Represents changes due to collection of expected cash flows through June 30, 2016.

Marketplace Originations as Percent of Term Loan Originations	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Marketplace originations	$78,752	$125,151	$206,994	$219,018
Origination of term loans	$506,097	$381,490	$1,002,053	$766,193
Marketplace originations as percent of term loan originations	15.6%	32.8%	20.7%	28.6%

Activity in Loan Held for Investment Balances	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Unpaid Principal Balance beginning of period	$651,970	$542,908	$543,790	$490,563
+ Total originations(c)	589,686	419,042	1,159,349	835,019
+ Loans transferred from loans held for sale to loans held for investment	738	—	939	—
- Marketplace originations	(78,752)	(125,151)	(206,994)	(219,018)
- Sale of loans held for investment	(242)	(28,996)	(242)	(28,996)
- Net charge-offs	(20,129)	(19,269)	(37,170)	(35,378)
- Principal paid down(c)(d)	(359,522)	(285,146)	(675,923)	(538,802)
+ Loan purchases	6,672	—	6,672	—
Unpaid Principal Balance end of period	790,421	503,388	790,421	503,388
+ Net deferred origination costs	13,977	10,531	13,977	10,531
Loans held for investment	804,398	513,919	804,398	513,919
- Allowance for loan losses	(73,849)	(53,052)	(73,849)	(53,052)
Loans held for investment, net	$730,549	$460,867	$730,549	$460,867
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $62.1 million and $67.7 million in the three months ended and $129.7 million and $127.2 million for the six month period ended June 30, 2016 and 2015, respectively.

(d) Excludes principal that was paid down related to renewed loans sold in the period which were designate as held for investment in the amount of $0.6 million in the three months ended June 30, 2016 and $1.0 million for the six months ended June 30, 2016 and 2015, respectively.

Activity in the Allowance for Loan Losses	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Allowance for loan losses beginning of period	$61,707	$56,795	$53,311	$49,804
+ Provision for loan losses(e)	32,271	15,526	57,708	38,626
- Net charge-offs	(20,129)	(19,269)	(37,170)	(35,378)
Allowance for loan losses end of period	$73,849	$53,052	$73,849	$53,052
(e) Excludes provision expense of $0.4 million and $0.4 million for the three months ended and provision release of $0.6 million and provision expense of $0.8 million for the six month period ended June 30, 2016 and 2015, respectively, for unfunded loan commitments. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation15
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015
Net income (loss)	$(18,708)	$4,748	$(31,849)	$(595)
Interest expense	37	74	75	180
Income tax expense	—	—	—	—
Depreciation and amortization	2,357	1,565	4,435	2,943
Stock-based compensation	3,910	2,316	7,662	4,358
Adjusted EBITDA[16]	$(12,404)	$8,703	$(19,677)	$6,886

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$(18,708)	$4,748	$(31,849)	$(595)
Net loss attributable to noncontrolling interest	813	232	1,381	232
Stock-based compensation	3,910	2,316	7,662	4,358
Adjusted Net Income (Loss)[17]	$(13,985)	$7,296	$(22,806)	$3,995
Adjusted Net Income (Loss) per share[18]
Basic	$(0.20)	$0.11	$(0.32)	$0.06
Diluted	$(0.20)	$0.10	$(0.32)	$0.06
Weighted-average common shares outstanding:
Basic	70,712,142	69,479,737	70,588,784	69,366,278
Diluted	70,712,142	75,680,290	70,588,784	69,366,278

Net Interest Margin After Credit Losses Reconciliation and Calculation(19)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Interest income	$63,886	$50,248	$117,365	$98,947
Less: Funding costs	(8,374)	(4,771)	(14,096)	(9,816)
Less: Net charge-offs	(20,129)	(19,269)	(37,170)	(35,378)
Net interest income after credit losses	35,383	26,208	66,099	53,753
Divided by: business days in period	64	64	126	125
Net interest income after credit losses per business day	553	410	525	430
Multiplied by: average business days per year	252	252	252	252
Annualized net interest income after credit losses	139,356	103,320	132,300	108,360
Divided by: Average Interest Earning Assets	$741,226	$537,819	$683,907	$526,971
Net Interest Margin After Credit Losses	18.8%	19.2%	19.3%	20.6%

Adjusted Expense Ratio Reconciliation and Calculation(20)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating expense	$47,528	$38,193	$92,087	$71,743
Less: stock based compensation	(3,910)	(2,316)	(7,662)	(4,358)
Operating expense (Ex. SBC)	43,618	35,877	84,425	67,385
Divided by: business days in period	64	64	126	125
Operating expense (Ex. SBC) per business day	682	561	670	539
Multiplied by: average business days per year	252	252	252	252
Operating expense (Ex. SBC)	171,864	141,372	168,840	135,828
Divided by: Average Loans Under Management	$1,020,752	$692,490	$980,076	$657,722
Adjusted Expense Ratio	16.8%	20.4%	17.2%	20.7%

Adjusted Operating Yield Reconciliation and Calculation(21)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Interest Margin After Losses	18.8%	19.2%	19.3%	20.6%
Less: Adjusted expense ratio	(16.8)%	(20.4)%	(17.2)%	(20.7)%
Adjusted Operating Yield	2.0%	(1.2)%	2.1%	(0.1)%

Components of Stock-based Compensation
(in thousands)
Stock-based Compensation	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Sales and marketing	$941	$594	$1,829	$1,168
Technology and analytics	887	504	1,644	941
Processing and servicing	211	156	554	303
General and administrative	1,871	1,062	3,635	1,946
Total stock-based compensation	$3,910	$2,316	$7,662	$4,358

Supplemental Channel Information

Quarterly Origination Channel Distribution(f)

	Three Months Ended June 30,		Six Months Ended June 30,
Percentage of originations (number of loans22)	2016	2015	2016	2015
Direct & Strategic Partner	81.1%	79.4%	80.5%	78.3%
Funding Advisor	18.9%	20.6%	19.5%	21.7%
Percentage of originations (dollars)
Direct & Strategic Partner	73.7%	71.6%	73.1%	69.7%
Funding Advisor	26.3%	28.4%	26.9%	30.3%
(f) From time to time, management is required to make judgments to determine customers' appropriate channel attribution.

Notes:

(1) Amounts represent carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs.
(2) Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the unpaid principal balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.

(3) Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.

(4) Average Loans for the period is the average of the sum of loans held for investment and loans held for sale as of the beginning of the period and as of the end of each month in the period.
(5) Average Interest Earning Assets is calculated as the average of the Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale based on the beginning of the period and as of the end of each month in the period.

(6) Loans Under Management represents the Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale, excluding net deferred origination costs, plus the amount of principal outstanding of term loans we serviced for others at the end of the period.

(7) Average Loans Under Management for the period is the average of Loans Under Management at the beginning of the period and the end of each month in the period.
(8) Effective Interest Yield is the rate of return we achieve on loans outstanding during a period. It is calculated as our business day adjusted annualized interest income divided by Average Loans. Annualization is based on 252 business days per year, which is weekdays per year less U.S. Federal Reserve Bank holidays. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination fees and costs. Deferred origination fees include fees paid up front to us by customers when loans are funded and decrease the carrying value of loans, thereby increasing the Effective Interest Yield earned. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.

(9) Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.

(10) Funding debt outstanding is the debt that we incur to support our lending activities and does not include our corporate debt. Average Funding Debt Outstanding for the period is the average of the funding debt outstanding as of the beginning of the period and as of the end of each month in the period. Additionally, in accordance with Financial Accounting Standards Board’s update to ASC 835-30, which was effective January 2016 and applied retrospectively, deferred debt issuance costs are presented as a direct deduction from the carrying value of the associated debt.

(11) Cost of Funds Rate is our funding cost, which is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by Average Funding Debt Outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by Average Funding Debt Outstanding.

(12) Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. The denominator of the Provision Rate formula includes the full amount of originations in a period. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.

(13) Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(14) 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. The majority of our loans require daily repayments, excluding weekends and holidays, and therefore may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.

(15) Due to the uncertainty regarding and variability of certain items that will affect our expected U.S. GAAP net income (loss) for the first quarter of 2016 and full year 2016, such as stock-based compensation and other items, we are currently unable to provide a reasonable estimate of our U.S. GAAP net income (loss) for these future periods or a corresponding reconciliation to U.S. GAAP net income (loss). Our U.S. GAAP net income (loss) for these future periods will be less favorable than our Adjusted EBITDA for these periods.

(16) Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization and stock-based compensation expense. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation; Adjusted EBITDA does not reflect interest associated with debt used for corporate purposes or tax payments that may represent a reduction in cash available to us.

(17) Adjusted Net Income (Loss) represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA.

(18) Adjusted Net Income (Loss) per share represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period.

(19) Net Interest Margin After Credit Losses, is calculated as our business day adjusted annualized Net Interest Income After Credit Losses divided by Average Interest Earning Assets. Net Interest Income After Credit Losses represents interest income less funding cost and net charge-offs. Interest income is net of deferred costs and fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding cost is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Net charge-offs are charged-off loans in the period, net of recoveries. Annualization is based on business days assuming 252 business days per year, which is weekdays per year less U.S. Federal Reserve Bank holidays.

(20) Adjusted Expense Ratio represents our annualized operating expense, adjusted to exclude the impact of stock-based compensation, divided by Average Loans Under Management. Annualization is based on business days assuming 252 business days per year, which is weekdays per year less U.S. Federal Reserve Bank holidays.

(21) Adjusted Operating Yield represents our Net Interest Margin After Credit Losses less the Adjusted Expense Ratio.
(22) Number of loans, or units, equals the total number of term loans funded, plus the total number of lines of credit drawn on for the first time during the period.